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                                                                      Exhibit 11


                      PAUL, HASTINGS, JANOFSKY & WALKER LLP
                             555 South Flower Street
                          Los Angeles, California 90071
                                 (213) 683-6000


                                   May 1, 2000



Pacific Capital Funds
3435 Stelzer Road
Columbus, Ohio  43219


Ladies and Gentlemen:

                  We have acted as counsel to Pacific Capital Funds (the "Trust") in connection with the proposed reorganization of the U.S. Treasury Securities Fund series of the Trust (the "Treasury Fund"), pursuant to which the Treasury Fund will transfer all of its assets, subject to all of its liabilities, to the Diversified Fixed Income Fund series of the Trust (the "Diversified Fund") in exchange for shares of beneficial interest of the Diversified Fund issued in connection with the reorganization (the "Shares"). The Shares will be registered on a Form N-14 Registration Statement of the Trust to be filed by the Trust with the Securities and Exchange Commission (the "Registration Statement").

                  In our capacity as counsel for the Trust, we have examined the Declaration of Trust of the Trust dated October 30, 1992 as amended (the "Declaration of Trust"), the bylaws of the Trust, as amended, and originals or copies of actions of the Board of Trustees of the Trust, as furnished to us by the Trust, certificates of public officials, and such other documents, records and certificates as we have deemed necessary for the purposes of this opinion.

                  Our opinion below is limited to the federal law of the United States of America and the business trust law of the Commonwealth of Massachusetts. We are not licensed to practice law in the Commonwealth of Massachusetts, and we have based our opinion solely on our review of Chapter 182 of the Massachusetts General Laws and the case law interpreting such Chapter as reported in the Annotated Laws of Massachusetts (Aspen Law & Business, supp.
1999). We have not undertaken a review of other Massachusetts law or of any administrative or court decisions in connection with rendering this opinion. We disclaim any opinion as to any law other than as described above, and we disclaim any opinion as to any statute, rule, regulation, ordinance, order or other promulgation of any regional or local governmental authority.

                  We note that, pursuant to certain decisions of the Supreme Judicial Court of the Commonwealth of Massachusetts, shareholders of a Massachusetts business trust may, in certain circumstances, be assessed or held personally liable as partners for the obligations or liabilities of the Trust. However, we also note that Article V, Section 5.1 of the Declaration of Trust provides that no shareholder of the Trust as such shall be subject to any personal liability whatsoever to any person in connection with the affairs

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of the Diversified Fund, and that all persons shall look solely to the property of the Diversified Fund for satisfaction of claims of any nature arising directly or indirectly in connection with the affairs of the Diversified Fund. Further, the Diversified Fund is required to indemnify and hold each shareholder of the Diversified Fund harmless from and against all claims and liabilities to which the shareholder may become subject by reason of the shareholder's being or having been a shareholder. This indemnification provision requires the Diversified Fund to reimburse the shareholder for all legal and other expenses reasonably incurred in connection with any such claim or liability. In addition,
Article V, Section 5.5 of the Declaration of Trust provides that every written obligation, contract, instrument, or other undertaking of the Diversified Fund shall recite that the obligations of the Diversified Fund thereunder are not binding upon any shareholder individually, but bind only the Diversified Fund.

                  Based on the foregoing and our examination of such questions of law as we have deemed necessary and appropriate for the purpose of this opinion, we are of the opinion that the Shares are duly authorized and, when purchased and paid for as described in the Registration Statement, will be validly issued, fully paid and nonassessable.

                  We hereby consent to the filing of this opinion of counsel as an exhibit to the Registration Statement.

                                      Very truly yours,



                      PAUL, HASTINGS, JANOFSKY & WALKER LLP


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